PILGRIM'S PRIDE CORPORATION

                                 Light  Breed

                        Commercial Egg Grower Contract

This contract entered into between Pilgrim's Pride Corporation and Pilgrim Poultry G. P., hereinafter called Pilgrim's and grower, respectively,
this 7th day of May,   1997 for about 1,500,000 pullets for the production
of commercial eggs. This agreement shall be automatically extended from one year to the next unless canceled by either party with six (6) months notice.

     1. Pilgrim's will furnish the chickens, feed, medication, vaccines, disinfectant, insecticide for bird treatment, labor for beak trim when necessary, and other items necessary for production of said flock.

     2. Grower will furnish housing, equipment, labor, utilities, other essentials and keep accurate records. Amount and type will be prescribed by Pilgrim's. (It is understood that this will include an approved egg handling and storage room equipped with an approved temperature and humidity control, a method of sanitary disposal of birds and will keep no other birds on farm.)

     3. Grower will make ready the house and equipment, clean the house, and do other things necessary, as prescribed by Pilgrim's, before receiving the birds.

     4. The producer agrees to notify Pilgrim's of any emergency, unusual conditions, situation or irregularity concerning the flock. Pilgrim's is authorized to use their best judgment in remedying as far as possible the condition or conditions, even to the extent of disposing of the entire flock.

     5. Grower agrees to select, separate and cull the eggs produced by this flock, in accordance with requirements and specifications of Pilgrim's .

6.   Eggs shall be cleaned and/or oiled only by methods approved by Pilgrim's.

7.   Grower must provide all-weather roads to feed tanks and catch-out doors.

     8. Title to the chickens and all feed and medication remain the property of Pilgrim's at all times.

     9. Pilgrim's will move or market chickens and /or eggs when and where it appears to be the best advantage. Pilgrim's will receive proceeds from sale of chickens and/or eggs.

     10.In times of adverse weather conditions, such as extreme heat and cold, grower agrees to make a special effort to minimize death losses from lack of heat, lack of cooling and/or lack of water.

     11.A Pilgrim serviceman or other agent shall have the right at anytime to enter the premises of grower where said birds are located and check with grower, inspect said chickens and environmental conditions, to see that reasonable care is being given chickens.
     Grower agrees to follow growing programs as instructed by Pilgrim's servicemen. This is understood to mean all management, vaccination, worming, medication, and other recommendations.

12. It is expressly understood and agreed by the parties that each is an independent contractor and that neither party, its agents or employees, shall be considered to be the employees or the agents of the other party for any purpose whatsoever.

13.  Contract pay will be made in accordance with Schedule A attached.

     We, the undersigned, agree to carry out the above Contract.

     PILGRIM'S PRIDE CORPORATION GROWER

     \s\  Terry Wright                \s\ Lonnie Pilgrim
     ________________________________ ____________________________________









                                  SCHEDULE  A



1. The grower shall receive a pullet grower payment of $0.0116 per bird per week from the time the birds are placed in the grower's house until the grower pay for egg production is equal to or greater than the pullet payment. In cases where hens are force molted, beginning when the feed is first withdrawn, a payment of $0.0242 per hen per week for all hens
     reaching 50% production after the molt has been completed.   Payment  will
     be made on the basis of paragraph 1 or 2, whichever is greater. The pay will be made on a monthly basis.

2.   Grower payment after birds reach 50% production shall be on a monthly
     basis as follows:   Pilgrim's accounting period ends at midnight Saturday
     and consists of two (2) four-week months and one (1) five-week month for each three (3) calendar months, the five week months being March, June, September and December. Payment will be made within ten (10) days after the period ends.

     A.    Grade A or better quality eggs     $0.075 per dozen
     B.    Undergrades                                $0.020 per dozen
     C. If eggs are sold ungraded, payment will be made on previous egg pick up when eggs were graded.
     D.    Molted Flocks will be paid an additional  $0.0232  per dozen .

3. After the flock is marketed and sufficient time has elapsed to complete calculations, a bonus shall be paid as follows:

     A.         Bonus for Feed Conversion:
                POUNDS  FEED/DOZ.           PAYMENT/DOZ
                  3.20 - 3.29                         $0.0250
                  3.30 - 3.39                         $0.0225
                  3.40 - 3.49                         $0.0200
                  3.50 - 3.59                         $0.0175
                  3.60 - 3.69                         $0.0150
                  3.70 - 3.79                         $0.0125
                  3.80 - 3.89                         $0.0090
                        3.90 - 3.99                   $0.0060
                  4.00 - 4.09                         $0.0045
                  4.10 - 4.19                         $0.0030
                  4.20 - 4.29                         $0.0015

     B.    Bonus   based on Eggs per Hen Houses:
                EGGS/HEN HOUSED       PAYMENT/DOZ
                      265                          $0.0100
                      260                          $0.0080
                      255                          $0.0060
                      250                          $0.0050
                      245                          $0.0040
                      240                          $0.0030
                      235                          $0.0020
                      230                          $0.0010
     It is understood that no more than one bonus will be payable under paragraph 3-A and no more than one bonus under paragraph 3-B.

4. Bonus calculations will be made on a period of 52 weeks after the birds reach 50% production. These calculations will be made on a per flock basis. The bonus calculations will be made on total eggs received by Pilgrim's provided they run 90% Grade A. If the eggs for the entire period run below 90% Grade A, all undergrades in excess of 10% will be subtracted from total eggs received before bonus calculations are made.



Revised May 5, 1997